On July 21, 2022, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-half 2022 results. The following is a transcript of the prepared remarks delivered on the conference call by the Company’s senior management. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS Tim Nollen Macquarie Steven Cahall Wells Fargo David Karnovsky J.P. Morgan Michael Nathanson MoffettNathanson Benjamin Swinburne Morgan Stanley Jason B. Bazinet Citi

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group second-quarter 2022 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for being with us. This morning we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We plan to begin our call with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern. During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry, and good morning. I hope you’re all keeping well. These days, that’s no small ask. Before turning to our results, it’s important to acknowledge that, as individuals, we are living through, and as an organization, we are operating in, quite unusual and challenging times. In all our conversations with clients, the question of purpose is something that increasingly comes up. That topic is also at the forefront of our thinking. And it’s essential that we as IPG continue to be clear about our values, because living into those values is something that our colleagues across the Company take very seriously. Which is particularly important when you consider that we’re a talent-based business, focused on ideas, creativity and IP. So, I wanted to call out to the teams across Interpublic that are making contributions to alleviating the impact of crises such as the war in Ukraine and the political upheaval in Sri Lanka. As well as to all our people who are leaning into our equity and inclusion

3 efforts and are playing their part in programs that seek to address other key areas of ESG, which remains an important priority for us. I think that was evident after the Supreme Court decision on Roe v. Wade, when we assured our people that we would update our healthcare benefits to provide funding for travel to ensure consistent and equal access to healthcare, including reproductive choice, for all our employees. We understand that decisions regarding healthcare and our families are by their nature ones that each of us makes with a great deal of thoughtful deliberation, and in keeping with our individual circumstances and beliefs.as an organization, we want to ensure that we live up to our values of mutual trust and respect, which have been core to our longstanding commitment to inclusion and equity. Turning now to the immediate purpose of this call, we’d like to share with you our Q2 and first-half results, as well as updates on the highlights at our agencies and on the tone of the business, to be followed by answers to your questions. We’re pleased to report a strong second quarter and H1, in which we continued to build on our industry-leading performance over a period of many years. Second-quarter organic net revenue growth was 7.9%. It’s worth noting that is on top of very strong 19.8% growth a year ago. And this brings our three-year organic growth stack over the period of the Covid crisis to 16.5% in the second quarter, which is well ahead of industry norms. Over the first six months of the year, our organic growth was 9.6%, which brings three-year growth to 15.2% for the first half. We saw consistent growth, both in the U.S. and our international markets. Domestically, organic growth for the quarter was 8.3%, on top of 17.4% in last year’s second quarter. Organic growth in our international markets was 7.1%, highlighted by growth in every region of the world and on top of 24.4% growth a year ago. Growth in the quarter was also broad-based across our portfolio of solutions, whether viewed by segments, agencies, marketing disciplines and client sectors. This reflects the increasingly integrated nature of our offerings and progress in infusing more of our portfolio with data-led thinking. Specific to segments and agencies, it’s important to call out the fact that growth of each of our segments compounds double-digit growth a year ago. Our Media, Data & Engagement Solutions segment grew 6.2% organically, which adds to 25.1% growth last year. This strong performance was led by double-digit increases in our media, data & tech and e-commerce offerings. Our digital specialist agencies were dilutive to this result, as we saw deceleration in certain speculative client categories and related project work. At our Integrated Advertising & Creativity Led segment, organic growth was 8.5%. We had growth at all of our largest agencies, significantly outpaced by IPG Health, followed by strong growth at MullenLowe and FCB.

4 In our Specialized Communications & Experiential segment, organic growth was 11.1%, highlighted by double-digit growth in our experiential solutions and solid single-digit increases across the public relations discipline. As you’ll recall when we launched this enhanced disclosure, we believe the new segments are important in that they reflect the key areas of activity in which we are providing services to our clients, and the broader evolution we are seeing across the industry. However, we remain a highly client-centric culture and organization, and our major engagements with clients involve custom solutions, which draw on services from all segments in integrated, open-architecture teams. Our growth in the quarter was also broadly shared across client sectors. We were led by double-digit percentage growth in our “Other” sector of leisure, government and industrial clients, as well as by double-digit growth in the financial services and healthcare sectors. Turning to operating expenses and margin, our results again reflect our leadership teams’ demonstrated capacity to run their businesses with the appropriate discipline, while at the same time continuing to invest behind key areas that will drive further growth. And while our comparisons to last year continue to reflect the ins-and-outs of the pandemic, it’s encouraging that we are driving margins at levels well above seasonally comparable periods prior to the pandemic. Net income in the quarter was $229.6 million as reported. Our adjusted EBITA was $370.1 million, resulting in net revenue margin of 15.6%. As expected, and as shared with you on our last call, that is below last year’s second quarter of 17.9%, when our growth had begun to accelerate very significantly, yet certain variable expenses were historically low due to the effects of the pandemic. Compared to a year ago, and under our organic growth of 11.4% over the trailing twelve months, our headcount has grown approximately 9%. Variable expenses have recovered to higher levels as well, as we have resumed travel and returned to office in far greater numbers. It’s worth pointing out that margin in the quarter of 15.6% compares quite favorably to margin in the pre-pandemic second quarter of 2019, which was 13.4%. That’s a result of both our growth and the benefits of the strategic restructuring actions taken in 2020. Our diluted earnings per share in the quarter was $0.58 as reported and $0.63 as adjusted for intangibles, amortization and dispositions. Under our share repurchase program, reauthorized earlier this year, we repurchased 2.7 million shares in the quarter, using $84.8 million. A differentiator of our performance, in the quarter and over a period of many years now, has been our ability to bring together creativity, digital technology and data to create higher order marketing and media solutions that are responsive to the evolving business transformation needs of our clients. The growth you are seeing is driven largely by these very relevant capabilities, with which we can solve an expanding set of marketer needs for more precise, personalized, and accountable engagements with

5 their audiences, at an individual level, with respect for data ethics and consumer privacy. Looking ahead, we fully appreciate that we are at a moment of macroeconomic and geopolitical uncertainty. In this environment, it’s fair to say there is a high degree of volatility, and visibility is challenged for every company. That’s no less true for us at IPG, given that we are a global and diversified client-service business. Despite these uncertainties, however, and having very recently refreshed our bottom- up outlook for the year in meetings with our operators, we have not seen macroeconomic concerns significantly weigh on the growth outlook for the year that we shared with you back in April. While we appreciate that the environment is dynamic, the demand we’re seeing for our services remains broadly strong, and we are committed to delivering on our growth expectations for the year. You’ll recall that in April we upgraded our 2022 organic growth expectation to 6%. Given our growth through the first half of the year, we see upside to that and believe we will exceed 6.5% organic growth for the full year. We continue to expect that we will deliver adjusted EBITA margin of 16.6%. While there are always puts and takes as we progress through any given year, we have not to date seen anything of the size or significance that would put us off those objectives. We are, of course, staying close to our people and our clients, carefully managing expenses, and, as always, we will keep you apprised as the year develops. Understandably, clients are considering how best to factor a slower macroeconomic picture into their plans for the balance of the year. But that varies significantly on an industry-by-industry basis. And marketers are also giving consideration to the disadvantages of being out of market during a slowdown, especially if one doesn’t fully materialize or is short-lived. Our diverse business model, which as you know encompasses about 5,000 clients, 100-plus countries, and a full range of marketing, media, e-commerce and data services, is a core strength of our model. It means we’re always working across a broad range of client strategies and addressing an even broader range of evolving consumer behaviors. Marketers remain focused on leading with strong brands, which can help mitigate the impact of higher inflation, and brands are critical to their continued transformation to DTC at scale. All of which matches up well with our strong portfolio of agency brands, fueled by top industry talent, differentiated capabilities in data and the ability to customize our offerings on an open-architecture platform. The skill and commitment of our IPG colleagues have helped us to reach the halfway point of the year on a strong footing. I’d therefore like to in this part of my remarks again recognizing and thanking our people for their work, on behalf of clients and in support of each other, as well as their engagement on vital societal issues consistent with our culture and values.

6 One additional important item. As you’ll have seen, there is significant news related to senior leadership within our organization, which we will be releasing a bit later this morning. Our people are key to IPG’s long-term success, and another thing that is core to our culture is the ability to develop outstanding talent and find new opportunities for colleagues across our organization. So it’s gratifying to have elevated a number of our most exceptional and experienced leaders to new roles within two of our key business units. Daryl Lee, who most recently has been serving as CEO of IPG Mediabrands, has been named the CEO of McCann Worldgroup. Eileen Kiernan, CEO at UM Worldwide, will succeed Daryl at IPG Mediabrands. And at McCann Worldgroup, Bill Kolb will continue in his role as the network’s chairman. We know they’ll all contribute to the future success of IPG and our clients. At this point, I’d like to hand over the call to Ellen for a more in-depth view on our results. Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you. I hope that everyone is well. I would like to join Philippe in the recognition of our people and add my thanks to them. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning with the highlights on slide 2 of the presentation:  Our second-quarter net revenue increased 4.7% from a year ago, with organic growth of 7.9%. Organic growth was 8.3% in the U.S. and growth was 7.1% in our international markets. Organic growth was 9.6% in the first half of the year.  Second-quarter adjusted EBITA was $370.1 million, and margin was 15.6%.  Diluted earnings per share was $0.58 cents as reported and $0.63 cents as adjusted. Adjustments exclude the after-tax impacts of the amortization of acquired intangibles and non-operating losses associated with the dispositions of certain small, nonstrategic businesses.  We repurchased 2.7 million of our common shares during the quarter for $84.8 million, bringing repurchases to 4.5 million shares through the first six months of the year. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. On slide 4, we present second-quarter revenue in more detail:  Our net revenue in the quarter was $2.38 billion, an increase of $105.9 million.  Compared to Q2-21, the impact of the change in exchange rates was negative 2.6%, with the dollar stronger against currencies in nearly all of the international markets.  Net divestitures of certain small, nonstrategic agencies. were negative 60 basis points.  Our organic net revenue increase was 7.9%.

7 At the bottom of this slide, we break out segment revenue performance.  Our Media, Data & Engagement Solutions segment grew 6.2% organically, on top of 25.1% in the second quarter of 2021. As you can see on this slide, the segment is comprised of IPG Mediabrands, Acxiom, Kinesso and our digital and commerce specialist agencies, which include MRM, R/GA and Huge. Media, data & tech, and MRM, grew at a double-digit percentage rates in the quarter, while we experienced softness at R/GA and Huge.  Organic growth at our Integrated Advertising & Creativity Led Solutions segment was 8.5%, which was on top of 16.1% a year ago. As a reminder, the segment is comprised of McCann, IPG Health, MullenLowe Group, FCB and our domestic integrated agencies. Our growth was led by double-digit increases at IPG Health and FCB.  At our Specialized Communications & Experiential Solutions segment, organic growth was 11.1%, which compounds 15.5% in last year’s second quarter. The segment is comprised of IPG DXTRA and DXTRA Health, Weber Shandwick, Golin, Jack Morton, Momentum and Octagon. We were led by double-digit increases in our experiential solutions and had mid-single digit growth in the PR discipline. Moving on to slide 5, our organic revenue growth by region.  In the U.S., which was 66% of net revenue in the quarter, our organic increase was 8.3%. That was driven by very broad-based growth across segments, agencies and client sectors.  International markets were 34% of our net revenue in the quarter and increased 7.1% organically. We grew in every international region. o Continental Europe increased 8.3%. It’s worth noting that’s on top of 27.9% a year ago. We had double-digit growth in Germany, France, Italy, Portugal and Switzerland as well as several other of our smaller markets. o The U.K. increased 4.4% organically. Our performance was mixed in the market, with notably strong growth in media, data & tech, experiential and IPG Health, and with softness at certain other parts of the portfolio, which was due to client-specific actions. o AsiaPac grew 4.8% organically. Among our largest national markets, we had strong growth in India, Japan, Australia and Singapore, while China decreased from a year ago. o Our organic growth in LatAm was 8.8%, which, it’s worth noting, is on top of 49% growth a year ago. Our increases were led by media and by Huge. o Our Other Markets group, which is Canada, the Middle East and Africa, grew 11.0%, led by very strong performance in Canada. Moving on to slide 6, operating expenses and margin in the quarter, our adjusted EBITA margin was 15.6% in the quarter, which, as expected, decreased from 17.9% a year ago. It’s worth noting that margin in the quarter compares to 13.4% in the pre- pandemic second quarter of 2019.

8 You’ll recall that last year’s second-quarter margin benefitted from several transitory effects, which were due to both the sharp acceleration of revenue growth in the quarter and to the impact of the pandemic on our operating expenses. A year ago, certain expenses were running at unusually low levels. Those include expense due to travel, meetings and office work. You’ll also recall that our hiring lagged behind top-line growth. Compared to 2019, this year’s second-quarter margin is significantly higher, which reflects both leverage on our growth and the ongoing savings from our 2020 restructuring program. As you can see on this slide:  Our ratio of total salaries & related expenses as a percentage of net revenue was 66.9% in the quarter, compared to 65.4% a year ago. Underneath that SRS result: o We de-levered on our expense for base payroll, benefits & tax due to the hiring that was required to support our 11.4% organic growth over the trailing twelve months. Headcount increased approximately 9% over the same period. o Going the other way, our expense for performance-based employee incentive comp decreased from a year ago, from 6.4% to 4.5% of net revenue. o At quarter-end, total worldwide headcount was approximately 57,600.  Also on this slide, our office & other direct expense was 14.7% of net revenue, compared to 13.3% a year ago. Underneath that: o We continued to leverage our expense for occupancy, which was 4.8% of net revenue, an improvement of 20 basis points from a year ago. o “All other” office & other direct expense was 9.9% of net revenue, compared with 8.3% a year ago. The comparison reflects the return of variable expenses that I referred to earlier, as a result of increased levels of business activity, although not up to pre-pandemic levels.  Our SG&A expense was 0.8% of net revenue, a decrease of 50 basis points from a year ago. On slide 7 we present the detail on adjustments to our reported second quarter results, in order to provide better transparency and a picture of comparable performance. This begins on the left hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.  Our expense for the amortization of acquired intangibles, in the second column, was $21.1 million.  Below operating expenses, and shown in column 4, we had a loss of $4.2 million in other expenses, due to the disposition of a few small, nonstrategic businesses.  At the foot of this slide, you can see the after-tax impact per diluted share of each adjustment, which bridges our diluted EPS at $0.58 to adjusted earnings of $0.63 per diluted share.

9 Slide 8 depicts similar adjustments for the six months, again for continuity and comparability. Adjusted diluted earnings per share was $1.10 for the period. On slide 9 we turn to cash flow in the quarter:  Cash used in operations was $90.8 million, which was due to working capital use of $382.1 million. Operating cash flow before working capital was $291.3 million. As a reminder, our operating cash flow is both highly seasonal and can be volatile by quarter due to the changes in the working capital component. The magnitude of our receivables and payables means that the timing and collections of payments within any single quarter can significantly vary and affect the working capital result. With that, it’s worth noting that over the past three calendar years, we have generated cumulatively $2 billion from working capital, and that our cash position at the second-quarter end was historically high, exceeded only once in the past 20 years.  In our investing activities we used $61.0 million, mainly for cap-ex, and the deconsolidation of a subsidiary in which we hold a minority interest.  Our financing activities in the quarter used $233.0 million, primarily for our common stock dividend and share repurchases.  Our net decrease in cash for the quarter was $418.6 million, and our cash position at quarter end was $1.99 billion. Slide 10 is the current portion of our balance sheet. Slide 11 depicts the maturities of our outstanding debt. As you can see on this schedule, total debt at quarter end remained at $3.0 billion. Our next maturity is April 2024 for only $250 million. Thereafter, our next maturity is not until 2028. Gross financial debt to EBITDA as defined in our credit facility covenant was 1.68-times at quarter-end. In summary, on slide 12, our teams continue to execute at a high level and have us well-positioned to deliver on our expectations for the year. I would like to reiterate our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity means that we remain well-positioned both financially and commercially. And with that, I’ll turn it back to Philippe. Mr. Krakowsky: Thanks, Ellen. Turning now to highlights from the quarter, much of the demand we are seeing, and in many cases converting into growth, comes from more transformational services as clients seek to tap into the areas where IPG has made significant investments in recent years. The business transformation agenda crosses all client sectors, and the consumer sits at the center of these changes. We are being asked by marketers to address not only the all-important questions regarding the positioning and articulation of their brand, which are key long-term equities, but also the activation of that brand’s value

10 proposition in ways that engage with consumers and drive marketplace performance. That combination of our creativity and expertise in marketing services, coupled with the use of data and technology to identify and understand audiences, means we have an important role to play going forward in helping companies define their businesses and unlock growth. A key component of that formula is our continued ability to deliver best-in-class creativity, across all marketing disciplines and around the world. Our very strong showing at the Cannes Festival of Creativity, just a month ago, demonstrates that our capabilities in this regard continue to be world class, as IPG agencies won 110 Lions at Cannes, including five Grand Prix and one Titanium Lion. Earlier this year, as you’ll recall, we were also the #1 holding company in North America at the Effie Awards, which recognize the effectiveness of the programs we create for our clients. An ongoing success story for us is IPG Health, which continued to deliver very strong business performance in the quarter. And at Cannes, their creative strength was also on full display, as the network marked its one-year anniversary by winning 17 Lions, more than any other healthcare agency group. FCB Health was named “Healthcare Network of the Year,” and McCann Health came in second in that category, for an unprecedented showing atop those rankings at Cannes. AREA 23, also an IPG Health company, was named “Healthcare Agency of the Year” and won the Grand Prix for Good, which recognizes campaigns for non-profits that use creativity to make a positive impact in society. The creative success of IPG Health comes as the group continues to leverage its broad reach, scale and diverse talent to evolve its capabilities. In the second quarter, the network launched a new agency offering, called 90NORTH, which is a software-based advisory that enables pharmaceutical, biotech and life sciences companies to tackle complex issues beyond traditional marketing communications. Another stand-out for us at Cannes this year was FCB, which, despite a more modest number of entries than many much larger global agencies, was honored as the #2 network overall, following up on last year’s #1 overall ranking. In North America, FCB was the Cannes Network of the Year for the fourth consecutive year. The network took home the Creative Effectiveness Grand Prix for its work for Michelob ULTRA, which is a remarkable campaign in that it’s a platform idea that seeks to impact long-term sustainability and goes well beyond traditional advertising. FCB Lisbon won Portugal’s first-ever Grand Prix, in the Design category, for work that directly addresses the country’s history of fascism. And FCB Inferno, based in London, won a Titanium Lion in their partnership with Virgin Group and LinkedIn for their effort to make “Dyslexic Thinking” recognized as a term that should be celebrated and a skill set that should be valued. Noteworthy developments at McCann, other than those I called out a bit earlier, during the quarter included several new business wins. Prudential Financial selected McCann as its lead creative agency of record following a competitive pitch. The agency won creative duties for McArthurGlen, which is Europe’s leading owner of designer outlets. And in collaboration with Golin, McCann expanded its remit with Nomad Foods,

11 Europe’s top frozen food company, to support the development of a sustainability marketing strategy and communications framework for 2023. McCann also won a Grand Prix at Cannes for its serious and thought-provoking work related to global food shortages, which is done on behalf of the Swedish Food Federation. At MullenLowe Group, the New York office was named the U.S. AOR for the Bayer pain reliever Aleve. And in the U.K., MullenLowe Group successfully renewed their remit with the National Health Service, following a highly competitive review. Highlights at Mediabrands in the quarter included continued strong business performance, as the network helps clients make data-driven decisions that are central to effectively investing marketing dollars in an increasingly complex, digital and addressable media landscape. We saw Initiative win significant new assignments in Spain, Canada, Australia and the U.K. during the quarter, including media planning for meal kit delivery giant HelloFresh. UM was named media agency of record for Upwork, the platform that connects companies and freelancers. In April, MAGNA held its second annual Equity Upfront, which seeks to accelerate support of diverse-owned media businesses. By enabling collaborative workshops between brands and media owners, as well as arming those media owners with the tools to engage with major marketers, Mediabrands is helping upstream investments take hold with media that are minority-owned or those that serve critically important diverse audiences. During Cannes, IPG also announced a partnership with SpringHill, the global entertainment company created by LeBron James and Maverick Carter. While additive to our own creative capabilities, this partnership will provide a new avenue for our clients to access SpringHill’s exceptional range of diverse creators, who are active across the breadth of communications channels and formats. We’ve already seen strong interest and demand for this new partnership, notably from the Mediabrands Content Studio, which is a high-growth unit within Mediabrands. Media also continues to benefit from close connectivity with our Acxiom unit. The news at Acxiom during the quarter includes the enhancement of its marketing cloud practice with new offerings in both the Salesforce and Snowflake environments. During the quarter, Kinesso continued to focus on its Marketing Intelligence Engine suite of technologies, which helps brands manage all the data, marketing software and ad tech services required for growth. In bringing these complex capabilities into one comprehensive offering, Kinesso is helping our clients connect with audiences in a flexible and respectful way, deriving insights that can power creative campaigns as well as media investment decisions. During the quarter, Mediahub, which is another very dynamic IPG media agency, was appointed by Lyft to handle U.S. media planning, buying, analytics and measurement duties. And for this win, Mediahub worked in close collaboration with Acxiom to understand and identify key consumer audiences for the transportation company.

12 Mediahub also won U.S. media for Amazon’s new live radio app, Amp, and in Australia the agency was named media AOR for global CPG brand Arla. MRM Commerce continued its strong growth performance, winning assignments from General Mills and Electronic Arts, as well as an enterprise-level assignment in CRM and first-party data integration with Johnson & Johnson. Among our specialized communications agencies, we continued to see strong marketplace performance. An integrated cross-discipline DXTRA Health team was appointed by Moderna as the brand’s global enterprise agency of record. This solution draws on talent and expertise from Weber Shandwick, Golin and Jack Morton, and they’ve been tasked with enhancing Moderna’s reputation globally, as well as expanding awareness of Moderna’s leadership in mRNA technology. Weber Shandwick continued to win significant assignments from major brands, including expanded responsibilities from client Mars for their Skittles, Orbit and Extra brands. Group Black, a media collective and accelerator rooted in the advancement of Black-owned media properties, also recently announced that it had hired Weber Shandwick to lead its external marketing and communications activities. All our PR agencies continued to stand out for their creativity and effectiveness during the quarter. At Cannes, Weber won 20 Lions, including three Grand Prix. And at this year’s North American SABRE Awards, our PR agencies combined to win 14 awards, which was more than any other holding company. And this was led by Golin, which was named both “Large Agency of the Year” for the second consecutive year as well as “Overall Agency of the Year.” In terms of notable developments in ESG, we published our 2021 ESG report, which covers a range of environmental, social and governance topics. And this report is the first from a U.S.-based advertising holding company to receive limited external assurance on certain ESG data and the first to disclose in accordance with the recommendations of the Task Force on Climate-related Financial Disclosures. This work builds on our evolution of enhancing disclosure following our 2020 report, in which IPG became the first company globally to publish in alignment with the Sustainability Accounting Standards Board’s Advertising & Marketing standards. In summary, we are pleased with our quarterly results, as they contributed to a strong first half of 2022, which comes on top of exceptional 2021 comps, especially in Q2 of last year. And despite increased volatility and growing caution due to macroeconomic concerns, the tone of the business is broadly strong, and we remain net new business positive. As stated earlier on this call, we believe that organic growth for the year will exceed 6.5%, along with our expectation for an adjusted EBITA margin of 16.6%. Given the macro uncertainty that does exist across multiple economic and geopolitical factors, we’re clearly going to stay very close to our clients and our people, so as to be in position to respond as required if there are unforeseen developments.

13 A key area for value creation, which Ellen just pointed out, remains our strong balance sheet and liquidity. And our ongoing commitment to capital returns was underscored by another increase to the dividend earlier this year and the resumption of our share repurchases. And I think these initiatives also reflect our Board’s confidence in the longer-term prospects for Interpublic. Going forward, our teams remain highly focused on operational execution, just as our companies continue to provide the kind of higher-order business solutions to clients that can help them drive growth across a range of marketing activities and economic conditions. With that, I’d like to just thank our client partners, our people and those of you who are on this call for your continued support, and open the floor to questions. * * * * *

14 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  the impacts of the Covid-19 pandemic, including unanticipated developments like the emergence of new coronavirus variants or any shortfalls in vaccination efforts, and associated mitigation measures such as social distancing efforts and restrictions on businesses, social activities and travel on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;  our ability to attract new clients and retain existing clients;  our ability to retain and attract key employees;  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy;  potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy;  the impact on our operations of general or directed cybersecurity events; and  failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives. Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 349.1	$ (21.1)	$ 0.1		$ 370.1
Total (Expenses) and Other Income[4]	(34.3)			$ (4.2)	(30.1)
Income Before Income Taxes	**314.8**	**(21.1)**	**0.1**	**(4.2)**	**340.0**
Provision for Income Taxes	83.7	4.3	0.0	0.0	88.0
Equity in Net Income of Unconsolidated Affiliates	0.7				0.7
Net Income Attributable to Non-controlling Interests	(2.2)				(2.2)
Net Income Available to IPG Common Stockholders	$ 229.6	$ (16.8)	$ 0.1	$ (4.2)	$ 250.5
Weighted-Average Number of Common Shares Outstanding - Basic	393.1				393.1
Dilutive effect of stock options and restricted shares	3.7				3.7
Weighted-Average Number of Common Shares Outstanding - Diluted	396.8				396.8
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.58	$ (0.04)	$ 0.00	$ (0.01)	$ 0.64
Diluted	$ 0.58	$ (0.04)	$ 0.00	$ (0.01)	$ 0.63

[1] Restructuring charges of $(0.1) in the second quarter of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily includes a non-cash loss in the second quarter of 2022 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest, as well as losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 17.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

15

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 594.8	$ (42.4)	$ (6.5)		$ 643.7
Total (Expenses) and Other Income[4]	(70.1)			$ (10.6)	(59.5)
Income Before Income Taxes	**524.7**	**(42.4)**	**(6.5)**	**(10.6)**	**584.2**
Provision for Income Taxes	132.8	8.5	1.6	0.0	142.9
Equity in Net Income of Unconsolidated Affiliates	0.8				0.8
Net Income Attributable to Non-controlling Interests	(3.7)				(3.7)
Net Income Available to IPG Common Stockholders	$ 389.0	$ (33.9)	$ (4.9)	$ (10.6)	$ 438.4
Weighted-Average Number of Common Shares Outstanding - Basic	393.8				393.8
Dilutive effect of stock options and restricted shares	3.7				3.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.5				397.5
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.99	$ (0.09)	$ (0.01)	$ (0.03)	$ 1.11
Diluted	$ 0.98	$ (0.09)	$ (0.01)	$ (0.03)	$ 1.10

[1] Restructuring charges of $6.5 in the first half of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a non-cash loss in the second quarter of 2022 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 17.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

16

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
Net Revenue	**$ 2,375.5**	**$ 2,269.6**	**$ 4,602.7**	**$ 4,297.3**
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	**$ 229.6**	**$ 263.3**	**$ 389.0**	**$ 355.0**
Add Back:				
Provision for Income Taxes	83.7	86.7	132.8	110.5
Subtract:				
Total (Expenses) and Other Income	(34.3)	(30.3)	(70.1)	(156.9)
Equity in Net Income of Unconsolidated Affiliates	0.7	0.4	0.8	0.2
Net Income Attributable to Non-controlling Interests	(2.2)	(4.5)	(3.7)	(5.2)
Operating Income	**349.1**	**384.4**	**594.8**	**627.4**
Add Back:				
Amortization of Acquired Intangibles	21.1	21.6	42.4	43.2
Adjusted EBITA	**$ 370.2**	**$ 406.0**	**$ 637.2**	**$ 670.6**
Adjusted EBITA Margin on Net Revenue %	*15.6 %*	*17.9 %*	*13.8 %*	*15.6 %*
Restructuring Charges[1]	(0.1)	(0.2)	6.5	1.1
Adjusted EBITA before Restructuring Charges	**$ 370.1**	**$ 405.8**	**$ 643.7**	**$ 671.7**
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	*15.6 %*	*17.9 %*	*14.0 %*	*15.6 %*

[1] Restructuring charges of $(0.1) and $6.5 in the second quarter and first half of 2022, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business. Restructuring charges of $(0.2) million and $1.1 million in the second quarter and first half of 2021, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

17

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2021				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 384.4	$ (21.6)	$ 0.2		$ 405.8
Total (Expenses) and Other Income[4]	(30.3)			$ (1.7)	(28.6)
Income Before Income Taxes	**354.1**	**(21.6)**	**0.2**	**(1.7)**	**377.2**
Provision for Income Taxes	86.7	4.2	0.0	1.0	91.9
Equity in Net Income of Unconsolidated Affiliates	0.4				0.4
Net Income Attributable to Noncontrolling Interests	(4.5)				(4.5)
Net Income Available to IPG Common Stockholders	$ 263.3	$ (17.4)	$ 0.2	$ (0.7)	$ 281.2
Weighted-Average Number of Common Shares Outstanding - Basic	393.3				393.3
Dilutive effect of stock options and restricted shares	5.7				5.7
Weighted-Average Number of Common Shares Outstanding - Diluted	399.0				399.0
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.67	$ (0.04)	$ 0.00	$ (0.00)	$ 0.71
Diluted	$ 0.66	$ (0.04)	$ 0.00	$ (0.00)	$ 0.70

[1] Restructuring charges of $(0.2) million in the second quarter of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 17.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

18

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2021					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Loss on Early Extinguishment of Debt[3]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[4]	$ 627.4	$ (43.2)	$ (1.1)			$ 671.7
Total (Expenses) and Other Income[5]	(156.9)			$ (14.2)	$ (74.0)	(68.7)
Income Before Income Taxes	**470.5**	**(43.2)**	**(1.1)**	**(14.2)**	**(74.0)**	**603.0**
Provision for Income Taxes	110.5	8.4	0.3	1.7	18.5	139.4
Equity in Net Income of Unconsolidated Affiliates	0.2					0.2
Net Income Attributable to Noncontrolling Interests	(5.2)					(5.2)
Net Income Available to IPG Common Stockholders	$ 355.0	$ (34.8)	$ (0.8)	$ (12.5)	$ (55.5)	$ 458.6
Weighted-Average Number of Common Shares Outstanding - Basic	392.4					392.4
Dilutive effect of stock options and restricted shares	5.2					5.2
Weighted-Average Number of Common Shares Outstanding - Diluted	397.6					397.6
Earnings per Share Available to IPG Common Stockholders[6]:						
Basic	$ 0.90	$ (0.09)	$ (0.00)	$ (0.03)	$ (0.14)	$ 1.17
Diluted	$ 0.89	$ (0.09)	$ (0.00)	$ (0.03)	$ (0.14)	$ 1.15

[1] Restructuring charges of $1.1 million in the first half of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Consists of a loss incurred in the first quarter of 2021 related to the early extinguishment of our 4.000% unsecured senior notes due 2022, 3.750% unsecured senior notes due 2023 and half of our 4.200% unsecured senior notes due 2024.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 17.

[5] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[6] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

19